Exhibit 99.1

Fort Lauderdale, FL – April 24, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company’s common stock has been approved for listing on The Nasdaq Capital Market® (“Nasdaq”). Trading on Nasdaq is expected to commence on April 25, 2025, and the Company’s shares will continue to be listed under the ticker symbol “SSII”.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “Uplisting to Nasdaq marks an exciting milestone for SS Innovations and reflects our team’s achievements in building a world-class robotic surgery technology platform that is designed to offer top-tier quality, safety, efficiency and affordability, enabling cutting-edge robotic surgical procedures for a wider range of patients globally.

“The timing of our uplisting coincides with the beginning of our global expansion beyond India – into Nepal, Ecuador, Guatemala, the Philippines, Indonesia, Sri Lanka and Ukraine – and our planned strategic entry into Europe and the United States. We are pursuing EU CE Mark and U.S. FDA approval for our SSi Mantra surgical robotic system, which we anticipate in late 2025 and early 2026, respectively. We believe that the Nasdaq uplisting will enhance market awareness of our growth story, improve transparency, expand our audience of potential investors, and ultimately increase share liquidity.”

Dr. Srivastava also highlighted the Company’s recent achievements in advancing its clinically validated, patented surgical robotic system, the “SSi Mantra,” including:

●	Installing 80 SSi Mantra systems in 75 hospitals across India and other countries;

●	3,500+ surgeries performed using the SSi Mantra, including over 195 robotic cardiac surgeries with zero reported device-related mortality, injuries, or complications;

●	Becoming the first and only company in India to receive Central Drugs Standard Control Organization (CDSCO, India’s equivalent of the U.S. FDA) regulatory approval for use of a robotic surgical system in the performance of telesurgery and tele-proctoring procedures. Since receiving such approvals, the Company has performed 16 telesurgeries using SSi Mantra, including the world’s first robotic cardiac telesurgeries over distances up to 1,200 miles; and

●	Reporting revenue for the year ended December 31, 2024 of $20.6 million, an approximately 251% increase from 2023 revenue of $5.9 million, and gross margin of 40.9%, an increase from 12.3% in 2023.

About SS Innovations

SS Innovations International, Inc. (OTC: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra Surgical Robotic System is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@equityny.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@equityny.com

Media Contact:

press@ssinnovations.org

T: (212) 739-0300